Exhibit 5.1
LEGAL OPINION OF MESSNER & REEVES, LLC
Messner & Reeves, LLC
Attorneys at Law
1430 Wynkoop Street, Suite 400
Denver, Colorado 80202
Telephone: (303) 623-1800 Facsimile: (303) 623-0552
December 8, 2008
Smart Move, Inc.
Attn: Board of Directors
5990 Greenwood Plaza Blvd, Suite 390
Greenwood Village, Colorado 80111
Dear Board of Directors:
     We have acted as counsel to Smart Move, Inc, a Delaware corporation (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”) as amended or supplemented, pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Act”), 6,325,0000 Units (the “Units”), with each Unit consisting of one share of common stock of the Company, par value $0.0001 per share (the “Common Stock”), two five-year common stock purchase warrants, each to purchase one share of Common Stock (collectively the “Warrants”), consisting of one redeemable Class A warrant (the “Class A Warrants”) and one non-redeemable Class B warrant (the “Class B Warrants”). The securities being registered include: (i) up to 825,000 Units (the “Over-Allotment Units”) which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (ii) all shares of Common Stock and all Warrants issued as part of the Units and Over-Allotment Units, (iii) the Representative’s warrant to purchase 550,000 Units (the “Representative’s Warrant”), (iv) 550,000 Units to be issued to the Representative upon the exercise of the Representative’s Warrant (the “Representative’s Units”), (v) all shares of Common Stock issuable upon exercise of the Warrants included in the Units and Over-Allotment Units, and all shares of Common Stock issuable upon exercise of the Representative’s Warrant and upon exercise of the Warrants included in the Representative’s Units.
     The conclusions expressed in this opinion assume that effective immediately prior to the effectiveness of the Registration Statement, the Company will effect a reverse split of its Common Stock as previously approved and authorized by the Company’s stockholders at a special meeting held on October 27, 2008 to be implemented by the Company’s Board of Directors in its discretion within a range that includes a one-for-thirteen reverse split, which was subsequently authorized by its Board of Directors to be effected immediately prior to the time the Registration Statement is declared effective (the “Reverse Stock Split”). The Reverse Stock Split will not effect any change in either the par value or total shares of Common Stock authorized to be issued.
     This opinion is being rendered in connection with the filing of Amendment No. 1 to the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement, as amended. In connection with this opinion, we have examined: (i) the Company’s Certificate of Incorporation, as amended and restated, and its Bylaws, as currently in effect, included as Exhibits 3.1 and 3.2, respectively, to the Registration Statement, (ii) resolutions of the Company’s Board of Directors authorizing the issuance of the Units, the Warrants and the preparation and filing of the Registration Statement, (iii)  drafts of the Warrant Agreement, the Class A Warrants and the Class B Warrants (the “Warrant Documents”), (iv) all applicable provisions of the Delaware General Corporation Law, (v) such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and (vi) the Registration Statement and the exhibits thereto.
     We have also reviewed and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.
     Based upon the foregoing, we are of the opinion that:
1. The (i) Units, (ii) Over-Allotment Units, (iii) Representative’s Warrant, (iv) Representative’s Units, and (v) Common Stock and Warrants included in (a) the Units, (b) the Over-Allotment Units and (c) the Representative’s Units, have been duly authorized and, when issued and sold in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable;
2. The Common Stock issuable upon exercise of the Warrants and the Representative’s Warrant has been duly authorized and, when issued in accordance with the terms of the Warrants and the Representative’s Warrant, will be validly issued, fully paid and non-assessable;
3. The Warrant Documents and the Representative’s Warrant, when duly executed and delivered by or on behalf of the Company, will be duly authorized and will constitute the valid and binding obligations of the

Company, enforceable against the Company in accordance with their respective terms.
     Our opinion is limited to the laws of the States of Colorado and Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Units under the securities or blue sky laws of any state or any foreign jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement.

Respectfully submitted,
/s/ MESSNER & REEVES, LLC